Exhibit 99.2

KKR Real Estate Finance Trust Inc. Announces Pricing of Private Offering of $125.0 Million of 6.125% Convertible Senior Notes

New York, NY — May 16, 2018 —KKR Real Estate Finance Trust Inc. (NYSE: KREF) (“KREF”) announced that it has priced its previously announced private offering of $125.0 million aggregate principal amount of 6.125% Convertible Senior Notes due 2023 (the “Notes”). The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). KREF also has granted to the initial purchasers of the Notes an option to purchase up to an additional $18.75 million aggregate principal amount of the Notes during a 13-day period beginning on, and including, the closing date of the offering of the Notes. The offering of the Notes is expected to close on May 18, 2018, subject to customary closing conditions.

The Notes will be KREF’s senior unsecured obligations. The Notes will bear interest at a rate of 6.125% per year, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. The Notes will mature on May 15, 2023, unless earlier repurchased or converted.

The initial conversion rate for the Notes is 43.9386 shares of KREF’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $22.76 per share of KREF’s common stock), which represents a 10% conversion premium over the last reported sale price of $20.69 per share of KREF’s common stock on The New York Stock Exchange on May 15, 2018.

Prior to February 15, 2023, the Notes will be convertible only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. KREF will satisfy any conversion elections by paying or delivering, as the case may be, cash, shares of KREF’s common stock or a combination of cash and shares of KREF’s common stock, at its election.

KREF intends to use the net proceeds from the offering to acquire its target assets in a manner consistent with its investment strategies and investment guidelines.

The Notes and shares of KREF’s common stock issuable upon conversion, if any, have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Certain matters discussed in this press release have “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “should,” “seeks,” “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar expressions that concern KREF’s operations, strategy, projections or intentions. These “forward-looking” statements include statements relating to, among other things, the expected closing date and the expected use of the net proceeds from the offering. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond KREF’s control. These and other important risk factors are discussed under the heading “Risk Factors” in KREF’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, KREF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. KREF’s actual results could differ materially from those stated or implied in forward-looking statements. Except as required by law, KREF undertakes no obligation to update or revise any forward-looking statements KREF makes in its press releases, whether as a result of new information, future events or otherwise.

MEDIA CONTACT:
Kristi Huller or Cara Major
(212) 750-8300
media@kkr.com

INVESTOR RELATIONS CONTACT:
Sasha Hamilton

(212) 401-0447

sasha.hamilton@kkr.com